Exhibit 99.1

News Release

LCA-Vision Second Quarter Financial Results Feature EPS of $0.02

CINCINNATI (July 30, 2013) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and six months ended June 30, 2013.

Second Quarter 2013 Financial and Operating Highlights (all comparisons are with the second quarter of 2012)

•	Revenues were $22.6 million compared with $25.2 million; adjusted revenues were $22.4 million compared with $24.5 million.

•	Procedure volume was 12,994 compared with 14,415.

•

Medical professional and license fees decreased by $1.6 million to $4.2 million from $5.8 million. The decrease resulted from lower procedure volume coupled with lower laser fees. Laser fees were favorably impacted by the company’s purchase in April 2013 of its previously leased excimer lasers, which provided a lower per-procedure fee for all procedures performed in 2013 with this equipment, as well as for enhancement costs.

•

Vision center direct costs decreased by $2.1 million to $9.4 million from $11.5 million. The decrease was a result of lower variable costs associated with the decline in procedure volume along with other savings. These savings primarily included lower laser maintenance fees from managing purchases, lower financing fees from renegotiated rates and a shift in portfolio mix, reductions in employee-related costs and lower insurance costs from favorable claims experience.

•	Marketing expense decreased by $1.2 million to $5.4 million from $6.6 million, bringing marketing cost per eye to $413 from $460.

•

General and administrative expenses decreased by $0.5 million to $2.9 million from $3.4 million, due primarily to reductions in employee-related costs as a result of restructuring initiatives implemented early this year.

•	Depreciation expense decreased by $0.7 million to $0.5 million from $1.2 million, due to lower capital expenditures in recent years.

•

Operating income was $0.3 million, a $3.6 million improvement from an operating loss of $3.3 million; adjusted operating income was $0.1 million, a $4.0 million improvement from an adjusted operating loss of $3.9 million.

•	Net income was $0.5 million, or $0.02 per diluted share, a $3.7 million improvement from a net loss of $3.2 million, or $0.17 per share.

First Half 2013 Financial and Operating Highlights (all comparisons are with the first half of 2012)

•	Revenues were $50.9 million compared with $61.3 million; adjusted revenues were $50.3 million compared with $59.8 million.

•	Procedure volume was 29,266 compared with 35,402.

•

Medical professional and license fees decreased by $3.5 million to $11.0 million from $14.5 million. The decrease resulted from lower procedure volume coupled with the impact from the company’s purchase of its previously leased excimer lasers.

•

Vision center direct costs decreased by $3.9 million to $19.5 million from $23.4 million. The decrease was a result of lower variable costs associated with the procedure volume combined with other cost savings. These savings primarily included lower financing fees from renegotiated rates and a shift in portfolio mix, reductions in employee-related costs, lower insurance costs from favorable claims experience and lower laser maintenance fees from managing purchases.

•	Marketing expense decreased by $1.6 million to $11.9 million from $13.5 million. Marketing cost per eye was $408 compared with $381.

•

General and administrative expenses decreased by $1.0 million to $6.1 million from $7.1 million, due primarily to reductions in employee-related costs and rent from the relocation of the company’s call center as a result of restructuring initiatives implemented in early 2013.

•	Depreciation expense decreased by $1.5 million to $1.0 million from $2.5 million, due to lower capital expenditures in recent years.

•

Operating income was $1.3 million, a $0.9 million improvement from operating income of $0.4 million; adjusted operating income was $0.8 million, a $1.7 million improvement from an adjusted operating loss of $0.9 million.

•	Net income was $1.7 million, or $0.09 per diluted share, a $1.0 million improvement from net income of $0.7 million, or $0.03 per diluted share.

•

Cash and investments were $30.9 million as of June 30, 2013, compared with $34.5 million as of December 31, 2012. The cash use was due primarily to working capital changes from merchant receivables and prepaid license fee purchases in addition to restructuring payments related to severance and lease obligations for previously closed vision centers. The cash use also included start-up losses related to the company’s refractive lens and cataract business.

•

In April 2013, the company purchased for $2.3 million the previously leased excimer lasers used in all of its full-service vision centers. The purchase was financed by the vendor over a three-year term at an interest rate of 3.5%.

The company provides adjusted revenues and operating income (loss) as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating income (loss) as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We reported positive net income for the quarter due to a combination of cost savings from restructuring initiatives implemented early this year, new cost savings and our purchase of excimer lasers that we previously leased, which lowered the per-use fee for procedures performed with this equipment,” said LCA-Vision Chief Executive Officer Michael J. Celebrezze. “As a result, we are reducing our estimate of the annual number of procedures to reach cash-flow breakeven for our LASIK business by 2,000 to 56,000, moving us closer to our goal of sustained profitability for this business.

“Our conversion metrics remained strong across the board and we improved average revenue per procedure to $1,722, an increase of $23 year-over-year and $5 sequentially. We also significantly reduced our year-over-year decline in procedure volume compared with this year’s first quarter, although we anticipate that procedure volume will be negatively impacted throughout 2013 due to the lowering of the maximum contribution to flexible spending accounts mandated by the federal government at the beginning of the year. We are taking a more integrated, synergistic approach to our advertising, managed care and partner network programs to improve marketing, while continuing to work on optimizing media mix and refining messages. Currently, we are offering several discount promotions to support patient acquisition.

“We are pleased with the initial success of our partner network of optometrists, which is nearly self-sustaining from a financial perspective with net revenues exceeding our overhead costs. About 1.7% of our second quarter procedure volume resulted from co-management, up from approximately 1% in the first quarter. Among the measures underway to fully establish this program, we are focused on improving vision center staff relationships with our partners and managing patient flow. Our plan is to add more partners throughout the current year and beyond,” added Celebrezze.

Near-Term Financial Outlook

LCA-Vision intends to manage expenses conservatively in 2013; its plans and outlook for the year include:

•

The company plans to open one additional full-service licensed vision center in the second half of 2013, in addition to the two full-service licensed vision centers opened since the beginning of 2013. The company also intends to continue leveraging marketing spend by adding satellite vision centers in established LasikPlus® markets. The company has opened three satellite centers since the beginning of 2013, and plans to open at least one additional satellite center in the current year.

•

The company revised its expectations for annual capital expenditures to be between $0.8 million and $1.2 million, from its prior outlook of $3.1 million to $3.5 million. The previous guidance assumed that the $2.3 million purchase of excimer lasers would be recorded at gross, impacting both capital expenditures and borrowings. As no cash changed hands in this transaction, it was reported at net.

•	For the third quarter of 2013, the company expects marketing and advertising expenses to be between $4.8 million and $5.3 million.

As noted above, the company lowered its estimate for the annual number of procedures companywide necessary to reach cash-flow breakeven from its LASIK business to approximately 56,000, from the prior estimate of 58,000, after capital expenditures and debt service. This cash-flow estimate does not include restructuring payments, or start-up losses and capital expenditures for its refractive lens and cataract business. The company expects to continue to incur start-up losses and capital investment for its business expansion initiatives.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). A webcast will be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 10544407.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the cataract market; additional regulatory requirements, such as for Medicare, related to cataract; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; the company’s ability to achieve profitability in its developing business expansion initiatives and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA is recruiting participants for two studies on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal action against the company or others in the laser vision correction industry. The outcome of this review or legal action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 58 LasikPlus® vision centers in the United States: 51 full-service LasikPlus® fixed-site laser vision correction centers and seven pre- and post-operative LasikPlus® satellite centers. Since 1991 more than 1.3 million laser vision correction procedures have been performed at the company’s vision centers.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-5629	310-691-7100 – jcain@lhai.com
@LHA_IR_PR

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$30,866	$31,653
Short-term investments	—	2,804
Patient receivables, net of allowances of $951 and $1,019, respectively	3,195	2,810
Other accounts receivable, net	1,627	443
Prepaid expenses and other	3,864	3,318

Total current assets	39,552	41,028
Property and equipment, net	7,447	6,380
Patient receivables, net of allowances of $592 and $634, respectively	1,301	1,059
Other assets	223	501

Total assets	$48,523	$48,968

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$7,848	$8,046
Accrued liabilities and other	8,628	11,930
Debt obligations maturing within one year	861	—

Total current liabilities	17,337	19,976
Other long-term liabilities	2,468	3,454
Long-term insurance reserves, less current portion	5,655	5,741
Long-term debt obligations, less current portion	1,404	—
Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,240,820 and 19,050,504 shares outstanding, respectively)	25	25
Contributed capital	180,212	179,543
Common stock in treasury, at cost (6,050,817 shares and 6,241,133 shares, respectively)	(110,093)	(111,395)
Accumulated deficit	(48,919)	(49,053)
Accumulated other comprehensive income	434	677

Total stockholders’ investment	21,659	19,797

Total liabilities and stockholders’ investment	$48,523	$48,968

LCA-Vision Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(Amounts in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues	$22,609	$25,152	$50,913	$61,289
Operating costs and expenses
Medical professional and license fees	4,229	5,809	10,963	14,491
Direct costs of services	9,431	11,500	19,492	23,410
General and administrative expenses	2,906	3,407	6,055	7,113
Marketing and advertising	5,367	6,628	11,937	13,479
Depreciation	484	1,209	1,039	2,521
Restructuring and impairment charges	—	37	219	37

	22,417	28,590	49,705	61,051
Gain on sale of assets	108	110	115	188

Operating income (loss)	300	(3,328)	1,323	426
Net investment income and other	235	162	451	278

Income (loss) before taxes on income	535	(3,166)	1,774	704
Income tax expense	72	24	107	48

Net income (loss)	$463	$(3,190)	$1,667	$656

Earnings (loss) per common share
Basic	$0.02	$(0.17)	$0.09	$0.03
Diluted	$0.02	$(0.17)	$0.09	$0.03
Weighted average shares outstanding
Basic	19,117	18,991	19,152	18,943
Diluted	19,195	18,991	19,301	19,129
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	$(146)	$(125)	$(243)	$(22)
Unrealized investment gain	—	43	—	30

Total other comprehensive (loss) income, net of tax	$(146)	$(82)	$(243)	$8

Comprehensive income (loss)	$317	$(3,272)	$1,424	$664

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2013	2012
Cash flow from operating activities:
Net income	$1,667	$656
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,039	2,521
Provision for loss on doubtful accounts	276	518
Loss on sale of investments	—	8
Impairment charges	—	37
Gain on sale of assets	(115)	(188)
Stock-based compensation	669	1,082
Insurance reserve	(98)	100
Changes in operating assets and liabilities:
Patient accounts receivable	(926)	(1,624)
Other accounts receivable	(1,164)	(135)
Prepaid expenses and other	(1,376)	520
Accounts payable	(198)	(163)
Deferred revenue, net of professional fees	(542)	(1,338)
Accrued liabilities and other	(2,291)	(1,548)

Net cash (used in) provided by operations	(3,059)	446
Cash flow from investing activities:
Purchases of property and equipment	(195)	(589)
Proceeds from sale of assets	137	207
Purchases of investment securities	—	(36,855)
Proceeds from sale of investment securities	2,804	59,264

Net cash provided by investing activities	2,746	22,027
Cash flow from financing activities:
Principal payments on loans	—	(4,004)
Shares repurchased for treasury stock	(231)	(357)
Proceeds from exercise of stock options	—	57

Net cash used in financing activities	(231)	(4,304)
Net effect of exchange rate changes on cash and cash equivalents	(243)	(22)

(Decrease) increase in cash and cash equivalents	(787)	18,147
Cash and cash equivalents at beginning of period	31,653	18,568

Cash and cash equivalents at end of period	$30,866	$36,715

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income and loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Reported U.S. GAAP	$22,609	$25,152	$50,913	$61,289
Adjustments
Amortization of prior deferred revenue	(233)	(666)	(602)	(1,487)

Adjusted revenues	$22,376	$24,486	$50,311	$59,802

Operating income (loss)
Reported U.S. GAAP	$300	$(3,328)	$1,323	$426
Adjustments
Amortization of prior deferred revenue	(233)	(666)	(602)	(1,487)
Amortization of prior professional fees	23	67	60	149

Adjusted operating income (loss)	$90	$(3,927)	$781	$(912)

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